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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                   Laboratory Corporation of America Holdings
           ----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1/
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[_]  Check box if any part of the fee is offset as provided by Exchange Act
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         [LETTERHEAD OF LABORATORY CORPORATION OF AMERICA(R) HOLDINGS]


FOR IMMEDIATE RELEASE

Contact:     336-436-4855                 Shareholder Direct:    800-LAB-0401
             Pamela Sherry                                       www.labcorp.com

         LABCORP(R) ANNOUNCES EXPIRATION OF ANTITRUST WAITING PERIOD IN
                             OFFER FOR DYNACARE INC.

Burlington, NC, June 20, 2002 -- Laboratory Corporation of America(R) Holdings (LabCorp(R)) (NYSE: LH) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its offer to purchase all outstanding shares of common stock of Dynacare Inc. (NASDAQ: DNCR) for approximately $23 per share, payable one-half in cash and one-half in stock, expired at 11:59 PM, New York City time, on June 19, 2002.

This transaction remains subject to various conditions and approval by appropriate Canadian government agencies and the stockholders of Dynacare. LabCorp continues to expect that this transaction will close in the third quarter of 2002.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America(R) Holdings (LabCorp(R)) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 19,000 employees, the company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving more than 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care

                                    --more--

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organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the "SEC") by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. LabCorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of LabCorp are set forth in the proxy statement for the 2002 annual meeting filed by LabCorp on April 15, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.

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